Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1 and related Prospectus of our report dated March 13, 2015, relating to the financial statements of Ritter Pharmaceuticals, Inc., (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) and to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California
March 20, 2015